UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): May 9, 2019

AEROCENTURY CORP.

_____________________________________

(Exact name of registrant as specified in its charter)

Delaware	94-3263974
(State or Other Jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

1440 Chapin Avenue, Suite 310 Burlingame, CA	94010
(Address of principal executive offices)	(Zip Code)

(650)-340-1888
Registrant’s telephone number, including area code:

Not Applicable
Former Name or Former Address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 9, 2019,  AeroCentury Corp. (the “Company”) entered into an Employment Agreement (“Agreement”) with Michael G. Magnusson, its current President and Chief Executive Officer.  The Agreement supersedes and replaces Mr. Magnusson’s prior employment agreement with JetFleet Management Corp. (“JMC”), the management company for the Company.  JMC became a wholly-owned second tier subsidiary of the Company on October 1, 2018, when the Company acquired JetFleet Holding Corp., the parent corporation of JMC.

Following is a summary of the terms of the Agreement with Mr. Magnusson, which does not purport to be complete and is qualified in its entirety by reference to the complete text of the Employment Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated by reference herein:

•
Term.  The initial term of the Agreement expires on December 31, 2021, and is automatically renewable for additional one-year renewal terms unless one party gives the other at least 90 days notice prior to scheduled expiration of the Agreement  that it will not be renewed.

•
Termination By the Company For Cause. The Company may terminate the Agreement at any time for “Cause,” defined as (1) a material breach by Mr. Magnusson of his duties and responsibilities as set forth under this Agreement, resulting from other than the Mr. Magnusson's complete or partial incapacity due to Disability (2) gross misconduct, (3) a breach of the Agreement, the Company’s employment standards of conduct or employee manual, (4) neglect of  duties under the Agreement, or (5) violation of a federal or state law or regulation applicable to the business of the Company.

•
Termination by the Company for Disability. The Company may terminate the Mr. Magnusson's employment for Disability, defined as “any physical or mental incapacitation that results in Mr. Magnusson's inability to perform his duties and responsibilities for the Company for a period in excess of 90 consecutive days or for more than 120 days during any consecutive 12 month period.”

•
Termination by Magnusson for Good Reason.   Mr. Magnusson may terminate his employment with the Company for Good Reason, defined as one of the following events: (i) a material and adverse change in Mr. Magnusson's position, duties, responsibilities, or status; (ii) a material reduction in Mr. Magnusson's salary or benefits then in effect, other than a reduction comparable to reductions generally applicable to similarly situated employees of the Company or (iii) the Company materially breaches this Agreement.

•
Annual Compensation. Mr. Magnusson’s annual base salary for Fiscal Year 2019 is $375,000, with subsequent year base salary rates to be determined at the sole discretion of the Compensation Committee of the Board of Directors, but in no event less than $375,000.

•	Signing Bonus. Mr. Magnusson shall receive a $75,000 bonus upon signing of the Agreement.

•
Bonus Compensation.  Mr. Magnusson shall be entitled to participate in all executive cash bonus/long term incentive compensation plan approved by the Board of Directors for executive officers and key executives of the Company, when and if established by the Compensation Committee, as determined by good faith negotiation with the Compensation Committee.*

•
Severance upon Termination.  In the event the Company terminates the Agreement for any reason other than Cause or Disability, or in the event that Mr. Magnusson terminates the Agreement for Good Reason, Mr. Magnusson will be entitled to severance payments equal to his then effective base salary payable on a semi-monthly basis until the date that is the earlier of (i) the scheduled expiration date of the Employment Agreement or (ii) twenty-four months after such event of termination. If Mr. Magnusson commences subsequent employment during such payment period, the payment amounts during such period shall be reduced by an amount equal to 75% of the base compensation received by Mr. Magnusson from his successor employer during the overlapping period of the severance payment period and Mr. Magnusson’s new employment.

* Pursuant to a plan subsequently adopted by the Compensation Committee for employee cash bonuses for the 2019 fiscal year, Mr. Magnusson will be eligible for a cash bonus up to a maximum of 20% of his base annual compensation, with the actual amount, if any, to be awarded based primarily on the Company's performance against certain metrics approved by the Compensation Committee.

Item 5.07.                      Submission of Matters to a Vote of Security Holders.

On May 9, 2019, the following matters were submitted to a vote of the stockholders of the Company.

(1)	the election of one member to the Board of Directors;

(2)	the approval, in a non-binding vote, of the compensation of the Company's named executive officers as disclosed in the Proxy Statement; and

(3)	in a non-binding vote, the choice of "one year" as the frequency of the non-binding vote on the compensation of the Company's named executive officers; and

(4)	the ratification of the appointment of BDO USA, LLP as the Company’s independent registered public accounting firm.

The following is a summary of the voting results:

1.  Election of Director:

Mr. Wallach was elected to serve a three-year term expiring at the 2022 Annual Meeting of Stockholders of the Company.

Nominee	Votes For	Votes Withheld	Broker Non-Votes
Evan M. Wallach	325,256	140,977	484,174

2.  Non-binding Advisory Vote Approving the Compensation of the Company's Named Executive Officers as Disclosed in the Proxy Statement:

Votes For	Votes Against	Votes Abstained	Broker Non-Votes
315,845	132,288	12,100	484,174

3.  Non-binding Advisory Vote on the Frequency of the Non-binding Stockholder Vote on Compensation of the Company's Named Executive Officers:

One Year	Two Years	Three Years	Abstain	Broker Non-Votes
360,349	4,182	88,566	124,047	484,147
4.  Ratification of the Appointment of BDO USA, LLP as the Company’s Independent Registered Public Accounting Firm:

Votes For	Votes Against	Votes Abstained
1,004,013	43,203	14,494

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

EXHIBIT NUMBER	DESCRIPTION
10.1	Employment Agreement, dated as of May 8, 2019, between and among JetFleet Management Corp., AeroCentury Corp. and Michael G. Magnusson

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

AEROCENTURY CORP.

Date: May 13, 2019	By:	/s/ Toni M. Perazzo
Title: Sr. Vice - President, Finance